Exhibit 99.3

SECOND QUARTER 2013

FINANCIAL INFORMATION REPORT

TABLE OF CONTENTS

FINANCIAL STATEMENTS		3
STATEMENTS OF INCOME		3
STATEMENTS OF COMPREHENSIVE INCOME		4
BALANCE SHEETS		5
STATEMENTS OF CASH FLOWS		6
NOTES TO FINANCIAL STATEMENTS		8
1.	ACQUISITIONS AND LICENSING AGREEMENTS	8
2.	GOODWILL	12
3.	ACQUIRED INTANGIBLE ASSETS	13
4.	DEBT	14
5.	DERIVATIVE FINANCIAL INSTRUMENTS	15
6.	PROVISION FOR INCOME TAXES	16
7.	EMPLOYEE BENEFITS	17
8.	EMPLOYEE STOCK PLANS	18
9.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION	19
10.	COMMITMENTS AND CONTINGENCIES	21
11.	SUPPLEMENTAL BALANCE SHEET INFORMATION	22
12.	EQUITY	22
13.	NEW ACCOUNTING GUIDANCE	23
14.	OTHER MATTERS	24
15.	SUBSEQUENT EVENT	26

FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements of Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries (“Bausch & Lomb” or “the Company”) have been prepared by the Company in accordance with the accounting policies stated in the Company’s 2012 Financial Information report for the year ended December 29, 2012 and should be read in conjunction with the Financial Statements appearing therein. The results of operations for the three and six months ended June 29, 2013 and June 30, 2012 have been based in part on approximations and may not be indicative of annual results. In the opinion of management, all adjustments necessary for a fair statement in accordance with accounting principles generally accepted in the United States of America have been included in these unaudited interim consolidated financial statements. The tax provision and related balance sheet amounts, and related cash flows data, for the quarter and six months ended June 30, 2012 have been revised to reflect the effect of an update to the purchase price accounting for the ISTA acquisition. Certain prior year balances have been reclassified to conform to the current year presentation.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF INCOME

	(Unaudited) Quarter Ended		(Unaudited) Six Months Ended
Dollar Amounts in Millions	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net Sales	$811.8	$770.6	$1,575.4	$1,496.8

Costs and Expenses
Cost of products sold	309.5	288.3	602.6	568.3
Selling, general and administrative	347.0	406.2	682.7	723.6
Research and development	68.2	49.9	134.5	111.7

	724.7	744.4	1,419.8	1,403.6

Operating Income	87.1	26.2	155.6	93.2

Other Expense (Income)
Interest expense and other financing costs	70.7	80.9	125.9	120.4
Interest and investment income	(1.0)	(0.4)	(3.0)	(1.9)
Foreign currency, net	4.0	1.8	4.2	3.2

	73.7	82.3	127.1	121.7

Income (Loss) before Income Taxes and Equity in Losses of Equity Method Investee	13.4	(56.1)	28.5	(28.5)

Provision for (Benefit from) income taxes	16.6	(82.4)	21.9	(65.0)
Equity in losses of equity method investee	—	6.0	7.4	11.1

Net (Loss) Income	(3.2)	20.3	(0.8)	25.4

Net income attributable to noncontrolling interest	2.0	0.3	1.4	1.4

Net (Loss) Income Attributable to Bausch & Lomb Holdings Incorporated	$(5.2)	$20.0	$(2.2)	$24.0

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

	(Unaudited) Quarter Ended		(Unaudited) Six Months Ended
Dollar Amounts in Millions	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net (Loss) Income	$(3.2)	$20.3	$(0.8)	$25.4

Other Comprehensive Income
Foreign Currency Translation Adjustments	1.5	(30.1)	(35.2)	(21.7)

Change in Fair Value of Effective Cash Flow Hedges:
Reclassification adjustments for losses included in net income	—	—	—	0.8
Income tax expense	—	—	—	(0.3)

	—	—	—	0.5

Changes in Defined Benefit Plans:
Reclassification adjustment for recognized actuarial losses included in net income	5.4	5.5	11.0	9.0
Reclassification adjustment for recognized prior service credits included in net income	(1.3)	(1.2)	(2.6)	(2.4)
Interim plan measurement	—	(8.9)	—	(8.9)
Income tax (expense) benefit	(1.0)	0.9	(2.2)	0.1
Currency impact	(1.9)	1.2	0.6	1.0

	1.2	(2.5)	6.8	(1.2)

Other Comprehensive Income (Loss)	2.7	(32.6)	(28.4)	(22.4)

Comprehensive (Loss) Income	(0.5)	(12.3)	(29.2)	3.0
Comprehensive income attributable to noncontrolling interest [1]	2.0	0.3	1.3	1.4

Comprehensive (Loss) Income Attributable to Bausch & Lomb Holdings Incorporated	$(2.5)	$(12.6)	$(30.5)	$1.6

[1]	Comprehensive income attributable to noncontrolling interests consists primarily of net income.

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

BALANCE SHEETS

(UNAUDITED)

Dollar Amounts in Millions—Except Per Share Data	June 29, 2013	December 29, 2012

Assets
Current Assets:
Cash and cash equivalents	$122.2	$359.2
Trade receivables, less allowances of $7.6 and $5.5, respectively	583.6	573.8
Inventories	380.3	317.4
Other current assets	183.8	178.0
Deferred income taxes	111.8	126.2

Total Current Assets	1,381.7	1,554.6

Property, Plant and Equipment, net	747.4	718.6
Goodwill	1,587.5	1,415.5
Other Intangibles, net	1,939.1	1,904.6
Other Long-Term Assets	118.6	323.8
Deferred Income Taxes	20.0	20.7

Total Assets	$5,794.3	$5,937.8

Liabilities and Shareholders’ Equity
Current Liabilities:
Notes payable	$1.0	$3.0
Current portion of long-term debt	231.3	52.3
Accounts payable	161.1	146.3
Accrued compensation	146.9	181.2
Accrued liabilities	479.6	636.2
Income taxes payable	56.8	15.1
Deferred income taxes	1.4	0.4

Total Current Liabilities	1,078.1	1,034.5

Long-Term Debt, less current portion	3,930.0	3,251.4
Pension and Other Benefit Liabilities	266.4	272.8
Other Long-Term Liabilities	13.9	7.7
Income Tax Liabilities	47.3	46.2
Deferred Income Taxes	450.2	520.3

Total Liabilities	5,785.9	5,132.9

Commitments and Contingencies (Notes 10 and 14)

Shareholders’ Equity:
Common Stock, par value $0.01 per share, 450 million shares authorized, 104,468,541 shares issued in 2013 and 104,227,439 shares issued in 2012	1.0	1.0
Preferred Stock, par value $0.01 per share, 50 million shares authorized, none issued	—	—
Common Stock in Treasury, at cost, no shares in 2013 and 9,863 shares in 2012	—	(0.4)
Capital in Excess of Par Value	1,374.9	2,143.0
Retained Deficit	(1,148.1)	(1,145.9)
Accumulated Other Comprehensive Loss	(236.5)	(208.1)

Total Bausch & Lomb Holdings Incorporated Shareholders’ Equity	(8.7)	789.6
Noncontrolling interest	17.1	15.3

Total Shareholders’ Equity	8.4	804.9

Total Liabilities and Shareholders’ Equity	$5,794.3	$5,937.8

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF CASH FLOWS

	(Unaudited) Six Months Ended
Dollar Amounts in Millions	June 29, 2013	June 30, 2012
Cash Flows from Operating Activities
Net (Loss) Income	$(0.8)	$25.4
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities
Depreciation	58.3	57.2
Amortization of intangible assets	69.7	48.9
Amortization of debt issue costs	7.8	6.2
Modification of debt	8.6	22.4
Equity in losses of equity method investee	7.4	11.1
Stock-based compensation expense	9.9	8.7
Excess tax benefits associated with share-based compensation	(5.0)	—
Deferred income taxes	(48.3)	(100.1)
Loss on retirement of fixed assets	0.7	0.4
Impairment charge on investments	5.0	—
Gain on previously held equity interest	(2.4)	—
Gain on settlement of pre-existing relationship	(1.0)	—
Non-cash charges related to step-up in carrying value of inventory	6.9	5.3
Changes in Assets and Liabilities [1]
Trade receivables	(17.2)	(68.0)
Inventories	(27.3)	(12.5)
Other current assets	10.6	4.9
Other long-term assets, including equipment on operating lease	(6.7)	9.0
Accounts payable and accrued liabilities	(241.4)	74.1
Income taxes payable	41.8	(8.6)
Other long-term liabilities	8.9	(5.6)

Net Cash (Used in) Provided by Operating Activities	(114.5)	78.8

Cash Flows from Investing Activities
Capital expenditures	(50.8)	(46.2)
Net cash paid for acquisition of businesses and other intangibles	(125.3)	(465.5)
Advances to TPV joint venture	—	(25.2)
Cash paid for investment in available-for-sale securities	(9.7)	—
Cash paid for investment in equity securities	—	(5.0)
Cash received from sale of available-for-sale securities	0.1	8.9
Proceeds from sale of PP&E	0.3	—
Restricted cash	(10.0)	—
Other	(2.8)	—

Net Cash Used in Investing Activities	(198.2)	(533.0)

Cash Flows from Financing Activities
Proceeds from issuance of short-term debt	213.6	51.3
Proceeds from issuance of long-term debt	700.0	2,690.8
Early repayment of short-term debt	—	(60.0)
Early repayment of long-term debt	—	(1,975.9)
Repayment of short-term debt	(23.8)	(51.2)
Repayment of long-term debt	(21.1)	(4.6)
Debt issuance costs paid	(11.8)	(75.0)
Other financing costs paid	(3.4)	—
Capital contributions	5.0	7.7
Repurchase of Common Stock	(0.3)	(2.9)
Exercise of stock options	0.3	1.3
Excess tax benefits associated with share-based compensation	5.0	—
Distributions to stockholders	(772.2)	—
Distributions to option holders	(12.1)	—
Net (payments to) proceeds from notes payable	(1.9)	1.4
Net distributions to noncontrolling interest	—	(0.2)

Net Cash Provided by Financing Activities	77.3	582.7

Effect of exchange rate changes on cash and cash equivalents	(1.6)	(2.0)

	(Unaudited) Six Months Ended
Dollar Amounts in Millions	June 29, 2013	June 30, 2012
Net Change in Cash and Cash Equivalents	(237.0)	126.5
Cash and Cash Equivalents—Beginning of Period	359.2	148.5

Cash and Cash Equivalents—End of Period	$122.2	$275.0

Supplemental Cash Flow Disclosures
Cash paid for interest	$154.2	$62.7
Net cash payments for income taxes	$26.4	$17.5

[1]	Exclusive of acquisitions and investment in TPV joint venture.

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

Dollar Amounts in Millions

1.	ACQUISITIONS AND LICENSING AGREEMENTS

Bausch & Lomb Holdings Incorporated Acquired by Valeant Pharmaceuticals International, Inc.

On August 5, 2013, Valeant Pharmaceuticals International, Inc. (“Valeant”) acquired Bausch & Lomb Holdings Incorporated (“B&L”) pursuant to a definitive agreement and plan of merger (the “Merger Agreement”) dated May 24, 2013. Subject to the terms and conditions set forth in the Merger Agreement, B&L became a wholly-owned subsidiary of Valeant. In accordance with the Merger Agreement, the aggregate purchase price was $8.7 billion minus B&L’s existing indebtedness for borrowed money (which was paid off by Valeant in accordance with the terms of the Merger Agreement) and related fees and costs and other amounts as further described in the Merger Agreement.

Acquisition of Remaining Shares of Technolas Perfect Vision GmbH

On January 25, 2013, the Company completed the acquisition of all outstanding and unowned shares of Technolas Perfect Vision GmbH (TPV), representing 45.9 percent of TPV’s outstanding equity. TPV is a leading ophthalmology laser company based in Munich, Germany, established in 2009 through a joint venture between the Company and 20/10 Perfect Vision AG. The TPV femtosecond and excimer laser platforms for cataract and refractive surgery will broaden the Company’s already robust surgical product portfolio and new product pipeline. Pursuant to the terms of a share option agreement (the “TPV Share Option Agreement”) entered into during 2011, among the Company, 20/10 Perfect Vision AG, and other shareholders of TPV, the Company purchased a call option allowing it to acquire the unowned shares of TPV based on the achievement of certain milestones and earn-outs. The Company exercised its call option in November 2012. The consideration for the unowned shares at closing was a cash payment of €99.5 ($134.0) which is subject to certain adjustments and contingent consideration in the form of milestone payments of up to €92.0 contingent on achievement of sales targets for specific TPV products in future years. The preliminary fair value of this contingent consideration was estimated to be $4.6.

Prior to the acquisition of the remaining unowned shares in TPV, the Company accounted for its investment in TPV under the equity method in accordance with ASC 323—Investments—Equity Method and Joint Ventures. Under the equity method, the results of operations of the joint venture were included in Equity in Losses of Equity Method Investee on the Company’s Statements of Income. The carrying amount of the investment was adjusted to reflect the Company’s share of TPV’s net earnings and certain other adjustments. During the second quarters and first six months of 2012, the Company recorded losses of $6.0 and $11.1, respectively; and during the first quarter of 2013 (prior to the acquisition), the Company recorded losses of $7.4, primarily reflecting its share of TPV’s net loss. The carrying amount of the investment (including the cost of the call option) as of December 29, 2012 and January 25, 2013 (immediately prior to the acquisition) was $168.1 and $160.7, respectively.

The following table presents summarized financial information for the Company’s TPV Joint Venture for the six months ended June 30, 2012. The amounts shown represent 100 percent of TPV’s results of operations except where noted:

(Unaudited) Six Months Ended June 30, 2012
Net sales	$36.9
Gross profit	9.8
Loss from continuing operations	18.9
Net loss	20.2

Bausch & Lomb’s share of net loss	10.9

The purchase of the remaining unowned shares in TPV resulted in the Company’s obtaining control over TPV. Accordingly, the transaction is being accounted for as a business combination according to ASC 805—Business Combinations. Under ASC 805, the Company is required to measure the fair value of its previously held equity interest and record a gain or loss for the difference between this fair value and the equity interest’s carrying value. Using an income approach, which the Company considers to be a Level 3 measurement, the fair value of the equity interest was determined to be $163.1; therefore, a gain of $2.4 was recorded. Some of the assumptions and estimates used include revenue growth rates, operating margins and capital requirements used to calculate projected future cash flows along with terminal growth rates and risk adjusted discount rates.

Additionally, the Company held a note receivable of €39.6 ($53.3) from TPV which was to be repaid with proceeds of certain laser units produced by TPV and sold to third parties (the “Laser Financing”). Pursuant to ASC 805, the Laser Financing qualifies as a preexisting relationship and requires the Company to recognize a gain or loss on the effective settlement of the preexisting relationship at the lower of the stated settlement provisions or the amount the contract terms are favorable or unfavorable (from the acquirer’s perspective) compared to pricing for current market transactions for the same or similar loans. The agreement is silent regarding settlement terms other than through the proceeds of certain laser units. The Company’s preliminary evaluation is that the terms of this loan result in a gain of $1.0. The fair value of the Laser Financing was determined using a discounted cash flow method which the Company considers to be a Level 2 measurement. Subsequent to the transaction, this note receivable eliminates in consolidation with the liability recorded by TPV for the Laser Financing.

In accordance with the requirements under Topic 805, the Company has recorded the identifiable assets acquired and liabilities assumed at their estimated fair values as of January 25, 2013. The estimates of fair value were developed using a variety of valuation approaches as considered appropriate for each of the assets or liabilities valued. A market approach considering recent sales prices of the same or similar assets in an arm’s-length transaction was utilized in estimating the fair value of inventory. The fair value of property, plant and equipment was estimated using a cost approach unless sufficient data on sales and offerings of similar equipment was available to apply a market approach. The relief from royalty income approach was used to estimate the fair value of the trade name and technology intangible assets. The relief from royalty approach reflects the present value of the cost savings that accrue to an owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of an asset, taking into account an appropriate discount rate to reflect the time value and risk associated with the asset. The trade name and technology intangible assets will be amortized over their weighted average remaining useful lives of 25 years and 9 years, respectively. The excess earnings income approach method was used to estimate the fair values of customer relationships, which reflects the present value of the operating cash flows generated by the intangible assets after taking into account the cost to realize the revenue and an appropriate discount rate to reflect the time value and risk associated with the invested capital. The customer relationship intangible assets will be amortized over a weighted average remaining useful life of 8 years. The non-competition agreement was valued using the with and without method of the income approach. The with and without method measures the value of an asset by the difference in the businesses’ cash flows with and without the asset in place. The non-competition intangible asset will be amortized over the three year life of the agreement. The weighted average remaining useful life for all identified intangible assets is 12 years. The fair value of the contingent consideration was estimated using a Monte Carlo simulation model using the following assumptions:

•	Expected volatility was based on revenue volatilities in companies comparable to TPV. The revenue volatilities were based on the average of historical quarterly revenue volatilities;

•	The look-back period for the historical volatility is ten years (or the comparable company’s entire history if ten years of data was not available); and

•	The risk-free rate of interest was based on the Euro sovereign AAA strips curve as of the acquisition date. The cost of debt was based on the Euro BB Industrial yield curve as of the acquisition date.

The excess of the consideration transferred over the net tangible and intangible assets was recorded as goodwill. The goodwill arising from the acquisition was attributed to the ability of TPV’s products to augment Bausch & Lomb’s new product pipeline with cutting-edge surgical technology and enhance the Company’s ability to grow its surgical business. The goodwill is not tax deductible.

The preliminary fair values were based upon preliminary valuation data and estimates that are subject to change. The Company continues to refine the valuation data and estimates and expects to complete the valuation no later than the first anniversary date of the acquisition which is January 25, 2014. The Company anticipates that adjustments will continue to be made to the preliminary fair value estimates and those adjustments may be material.

The fair value of the consideration transferred was:

Purchase price of unowned shares	$134.0
Fair value of pre-existing equity ownership	163.1
Laser Financing effective settlement	54.3
Contingent consideration	4.6

Total fair value of consideration transferred	$356.0

Provisionally recognized amounts of identifiable assets acquired and liabilities assumed are:

Cash	$8.7
Inventory	54.1
PP&E	24.3
Customer relationships	22.7
Technology	59.5
Trade name	21.7
Non-competition agreement	8.6
Goodwill	191.7
Accounts payable and accrued liabilities	(41.4)
Other assets and liabilities, net	6.1

Total	$356.0

The results of operations of TPV were included in the consolidated financial statements of the Company beginning on January 26, 2013, including sales of $33.0. TPV was integrated into the Company’s surgical business in 2013. As a result, it is not practicable to determine standalone TPV earnings.

Pro Forma Information

The pro forma financial information is not intended to represent or be indicative of the actual results of operations of the Company that would have been reported had the acquisition been completed on January 1, 2012 (the first day of fiscal 2012), nor is it representative of future operating results of the Company. The pro forma information does not include any operating efficiencies or cost savings that the Company may achieve with respect to combining the companies.

The following table presents unaudited supplemental pro forma information for the Company as if the acquisition of TPV had occurred as of the beginning of fiscal year 2012:

	(Unaudited) Six Months Ended
	June 29, 2013	June 30, 2012
Net Sales	$1,579.1	$1,533.6
Net Income (Loss) Attributable to Bausch & Lomb Holdings Incorporated	9.4	(4.9)

These results include certain adjustments for the quarters ended June 29, 2013 and June 30, 2012, which are directly attributable to the acquisition, such as (1) to record certain incremental expenses resulting from the fair value of consideration transferred, such as amortization expense in connection with the fair value adjustments to acquisition-related intangible assets and fair value step-up to inventory, (2) to eliminate interest related to intercompany loans between the Company and TPV, and (3) to eliminate net sales and costs of goods sold on intercompany transactions between the Company and TPV.

The unaudited pro forma financial information also includes adjustments for certain non-recurring items such as (1) the impact of TPV’s Management Incentive Program (MIP), which vested due to a qualifying exit event, and a special management bonus decreasing stock compensation expense $9.4 for the six months ended June 29, 2013 and increasing stock compensation expense $9.4 for the six months ended June 30, 2012, (2) the inclusion of transaction costs of $1.9 for the six months ended June 30, 2012, (3) the elimination of acquisition costs, including restructuring costs of $1.7 for the six months ended June 29, 2013 that were included as part of the $1.9 transaction cost for the six months ended June 30, 2012 and (4) the impact of eliminating equity in losses of equity method investee of $7.4 and $11.1 for the six months ended June 29, 2013 and June 30, 2012, respectively.

Income tax expense of $8.5 and an income tax benefit of $3.6 for the six months ended June 29, 2013 and June 30, 2012, respectively, were computed by applying the statutory tax rates of the relevant jurisdictions to the pro forma adjustments listed above. These tax rates do not reflect the Company’s effective tax rate, which includes other items such as valuation allowance impacts and other tax charges or benefits. The effective tax rate of the combined company may be significantly different from the rates assumed for purposes of preparing the unaudited pro forma condensed consolidated financial statements for a variety of factors. The Company’s tax provision for the quarter and six months ended June 29, 2013 includes a non-recurring benefit related to the release of valuation allowance as a result of taxable temporary differences that were recorded as part of the TPV acquisition.

Acquisition of ISTA Pharmaceuticals, Inc.

On June 6, 2012, the Company completed the acquisition of ISTA Pharmaceuticals, Inc. (ISTA), a leading pharmaceutical company, under which it acquired all outstanding stock of ISTA for $9.10 per share or $487.5 ($465.5, net of cash acquired). The purchase was financed by $170.0 of borrowings under the Company’s delayed draw term loan facility and cash on-hand. The combination added ISTA’s portfolio of industry-proven allergy drugs, glaucoma drugs, spreading agents and a non-steroidal anti-inflammatory drug to the Company’s complementary portfolio of existing prescription ophthalmology and over-the-counter eye health products.

The Company accounted for the acquisition in accordance with the requirements under Topic 805, and has recorded the identifiable assets acquired and liabilities assumed at their estimated fair values as of June 6, 2012. The fair values of identifiable assets acquired and liabilities assumed were based upon preliminary valuation data and estimates that were subject to change.

During the second quarter of 2013, the Company recorded certain adjustments to the preliminary fair values of certain assets acquired and liabilities assumed in the ISTA acquisition. Following these adjustments, the Company has finalized the determination of fair value relative to the ISTA acquisition. The Company has retrospectively adjusted the fair values as of the acquisition date.

Pro Forma Information

The pro forma financial information is not intended to represent or be indicative of the actual results of operations of the Company that would have been reported had the acquisition been completed on January 1, 2011 (the first day of fiscal 2011), nor is it representative of future operating results of the Company. The pro forma information does not include any operating efficiencies or cost savings that the Company may achieve with respect to combining the companies.

The following table presents unaudited supplemental pro forma information for the Company as if the acquisition of ISTA had occurred as of the beginning of fiscal year 2011:

(Unaudited) Six Months Ended June 30, 2012
Net Sales	$1,526.2
Net Loss Attributable to Bausch & Lomb Holdings Incorporated	(31.8)

These results include certain adjustments for the six months ended June 30, 2012, which are directly attributable to the acquisition, such as (1) to record certain incremental expenses resulting from the fair value of consideration transferred, such as amortization expense in connection with the fair value adjustments to acquisition-related intangible assets, (2) to record the effect of interest expense and amortization of incremental debt issuance costs related to the delayed draw term loan used to finance the acquisition, and (3) to eliminate net sales and costs of goods sold on intercompany transactions related to the Company’s contract to manufacture products for ISTA. The unaudited pro forma financial information also includes a non-recurring items to exclude transaction costs of $32.9.

There is an income tax expense of $11.5, which was computed by applying the statutory tax rates of the relevant jurisdictions to the pro forma adjustments listed above. These tax rates do not reflect the Company’s effective tax rate, which includes other items such as valuation allowance impacts and other tax charges or benefits. The effective tax rate of the combined company may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed consolidated financial statements for a variety of factors. The Company’s tax provision for the quarter and six months ended June 30, 2012 includes a non-recurring benefit related to the release of valuation allowance as a result of taxable temporary differences that were recorded as part of the ISTA acquisition.

Worldwide Licensing Agreement for Latanoprostene Bunod

In March 2010, the Company entered into a licensing agreement with NicOx, S.A. (NicOx), which granted the Company exclusive worldwide rights to develop and commercialize latanoprostene bunod, a nitric oxide-donating compound for the treatment of glaucoma and ocular hypertension. The Company initiated a global phase 3 development program for latanoprostene bunod in January 2013. Also under the terms of the agreement, the Company may be required to make potential regulatory, commercialization and sales success-based milestones payments over time. NicOx will receive royalties on the sales of latanoprostene bunod and will have the option to co-promote latanoprostene bunod products in the United States. No amounts associated with this agreement have been recorded in 2013.

2.	GOODWILL

The changes in the carrying amount of goodwill for the period ended June 29, 2013 are as follows:

	Pharmaceuticals	Vision Care	Surgical	Total
Balance as of December 29, 2012 [1]	$672.5	$592.4	$150.6	$1,415.5
Acquisition of TPV [2]	—	—	191.7	191.7
Other (primarily currency)	(2.3)	(12.6)	(4.8)	(19.7)

Balance as of June 29, 2013	$670.2	$579.8	$337.5	$1,587.5

Balance as of June 29, 2013
Goodwill	$670.2	$579.8	$632.7	$1,882.7
Accumulated impairment losses	—	—	(295.2)	(295.2)

	$670.2	$579.8	$337.5	$1,587.5

[1]	In accordance with Topic 805 the information presented for the period ended December 29, 2012 has been revised to reflect the effect of an update to the fair value of net assets related to the ISTA acquisition. (See Note 1 — Acquisitions and Licensing Agreements, Acquisition of ISTA Pharmaceuticals, Inc.)
[2]	See further discussion in Note 1 — Acquisitions and Licensing Agreements.

In June 2013, the FDA did not provide approval for Lens Fragmentation, a specific indication sought for the Victus Femtosecond laser. The Company believes this is a temporary delay, however any changes required by the FDA or further delays in approval could have a significant impact on future revenues for the Victus Femtosecond laser. As part of the Company’s ongoing assessment of potential impairment indicators related to goodwill, the Company considered the TPV FDA approval delay to be a triggering event for the Surgical reporting unit. As a result, the Company performed a quantitative assessment of its Surgical reporting unit as of June 29, 2013. The carrying value including goodwill of the Company’s Surgical reporting unit was less than the respective fair value. Goodwill was not considered impaired.

3.	ACQUIRED INTANGIBLE ASSETS

The components of intangible assets as of June 29, 2013 and December 29, 2012 are as follows:

	June 29, 2013			December 29, 2012
	Weighted Average Remaining Amortization Period [1]	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Amortization Period [1]	Gross Carrying Amount	Accumulated Amortization
Technology [2,3]	8 years	$803.8	$332.9	8 years	$736.0	$299.0
Company trade name	Indefinite	755.0	—	Indefinite	755.0	—
Developed products [3]	11 years	429.5	45.0	11 years	429.6	25.5
Customer/distributor relationships [2]	13 years	309.4	91.2	14 years	294.1	81.1
Sub-brand tradenames [2]	17 years	113.5	29.7	15 years	92.2	26.7
In-Process Research & Development [1,3]	Indefinite	11.5	—	Indefinite	21.4	—
Other [2,4]	9 years	19.7	4.5	15 years	11.6	3.0

Total	11 years	$2,442.4	$503.3	11 years	$2,339.9	$435.3

[1]	The IPR&D intangible asset includes two products which will be amortized upon commercialization based upon the expected life of the products. The remaining intangible assets are being amortized over the expected period of benefit.
[2]	In the first quarter 2013, the Company recorded intangible assets as a result of the acquisition of all outstanding and unowned shares of Technolas Perfect Vision GmbH (TPV). The intangible assets included $59.5 ascribed to Technology, $22.7 ascribed to Customer Relationships, $21.7 ascribed to Sub-brand trade names and $8.6 ascribed to other, related to a non-competition agreement (see Note 1 — Acquisitions and Licensing Agreements).
[3]	In June 2012, the Company recorded intangible assets as a result of the acquisition of ISTA. The intangible assets included $418.2 ascribed to developed products and $21.4 ascribed to IPR&D. In June 2013, one IPR&D product valued at $9.9 was commercialized and is now classified in Technology.
[4]	Other primarily consists of proprietary databases and the TPV non-competition agreement.

As part of our ongoing assessment of potential impairment indicators related to our intangible assets, the Company will closely monitor the performance of our product portfolio, including the Victus Femtosecond laser which has an intangible asset with a carrying amount of $47.4 as of June 30, 2013. If the Company’s ongoing assessments reveal an impairment to these assets or others, that impairment charge could be material.

Amortization expense of intangibles for the quarters ended June 29, 2013 and June 30, 2012 was $35.6 and $25.8, respectively. Amortization expense of intangibles for the six months ended June 29, 2013 and June 30, 2012 was $69.7 and $48.9, respectively. Total estimated amortization expense for fiscal years 2013 through 2017 is as follows:

Fiscal Year	Amount
2013	$139.5
2014	139.2
2015	138.5
2016	133.6
2017	106.9

4.	DEBT

Debt outstanding as of December 29, 2012 and June 29, 2013 was:

Type	Maturity	Coupon Interest Rate	June 29, 2013	December 29, 2012
Holdco unsecured term loan	2018	LIBOR + 5.25%	$700.0	$—
U.S. dollar-denominated senior secured term loan [1]	2019	LIBOR + 3.00%	1,903.3	1,915.8
Euro-denominated senior secured term loan [1]	2019	EURIBOR + 3.50%	589.3	602.8
U.S. dollar-denominated delayed draw term loan	2016	LIBOR + 3.25%	398.0	400.0
U.S. dollar-denominated revolver loan	2015	LIBOR + 2.75%	170.0	—
Multi-Currency revolver loan	2015	LIBOR + 2.75%	5.0	—
Senior notes [1]	2015	9.875%	349.7	349.7
Japanese yen-denominated revolving credit facility	2013	TIBOR + 0.75%	34.3	23.7
Debentures	2028	7.125%	11.6	11.6
Other	Various	Various	0.1	0.1

			4,161.3	3,303.7
Less current portion			(231.3)	(52.3)

			$3,930.0	$3,251.4

[1]	Amounts shown reflect outstanding borrowings net of unamortized original issue discount.

Holdco Unsecured Term Loan

On March 19, 2013, Holdco borrowed $700.0 under a new senior unsecured term loan facility (Holdco Senior Term Loans) to finance, in part, the payment of the March 2013 Dividend, along with the payment of related fees and expenses.

Until March 19, 2014 (or earlier, between October 1, 2013 and March 19, 2014, under certain circumstances), the Holdco Senior Term Loans will bear interest at a rate per annum equal to 5.25 percent (or 6.00 percent if paid as PIK Interest) plus LIBOR, provided that LIBOR rates are subject to a floor of 1 percent per annum; on and after March 19, 2014 (or earlier, between October 1, 2013 and March 19, 2014, under certain circumstances), the term loans will bear interest at a rate per annum equal to 9.50 percent (or 10.25 percent if paid as PIK Interest).

Amendment to Opco Senior Secured Facilities

On May 20, 2013, Opco amended the Opco senior secured credit facilities (the “May 2013 Repricing”). Following the May 2013 Repricing, dollar-denominated term loans bear interest based on LIBOR plus a credit spread of 3.00 percent; dollar-denominated delayed draw term loans bear interest based on LIBOR plus a credit spread of 3.25 percent; euro-denominated term loans bear interest based on EURIBOR plus a credit spread of 3.50 percent and revolving credit loans bear interest based on LIBOR or EURIBOR, as applicable, plus a credit spread of 2.75 percent. Each of the foregoing interest rates are subject to a 0.50 percent reduction if the ratio of Consolidated Total Debt to Consolidated EBITDA, both as defined in the credit agreement, is equal to or less than 4.50 to 1.00 as of the end of each quarter. The LIBOR and EURIBOR rates on the term loans are each subject to a floor equivalent to 1 percent per annum, which floors are, following the May 2013 Repricing, no longer applicable to the delayed draw term loans.

Following the May 2013 Repricing, the five-year $500 senior secured revolving credit facility was reduced to $466.8.

Additionally, if on or prior to November 16, 2013, Opco prepays or refinances the term loans with long-term bank debt financing for the primary purpose of reducing the effective interest or weighted average yield, it will pay a repricing premium of 1 percent of the principal amount that is refinanced. Opco has not made any voluntary prepayments of U.S., Dutch, or delayed draw term loans since the May 2013 Repricing.

The fair value of the Company’s long-term debt as of June 29, 2013 and December 29, 2012 was approximately $4,195.8 and $3,365.6, respectively. The fair values were determined in accordance with Topic 820 and fall within Level 2 in the fair value hierarchy, using significant other observable inputs. The measurement was based on the market approach technique. Inputs used to determine the fair value of debt include a combination of market price quotations obtained from several third-party banks or services for the various tranches of outstanding debt. Fair market value is determined using a model which computes an average of the quotations received.

5.	DERIVATIVE FINANCIAL INSTRUMENTS

The table below presents information concerning the balance sheet classification and fair value of the Company’s derivative instruments.

	June 29, 2013	December 29, 2012
Derivatives Not Designated as Hedging Instruments
Foreign currency contracts:
Other current assets	$1.1	$0.5
Accrued liabilities	(3.2)	(2.7)

Total Fair Value of Derivatives	$(2.1)	$(2.2)

Foreign Currency Risk Management The Company enters into foreign currency derivative instruments primarily to offset foreign currency exposures related to foreign currency transactions. Although allowable, a hedging relationship for this risk has not been designated, as designation would not achieve different financial reporting results. Foreign currency derivative instruments are carried on the balance sheet at fair value with changes in fair value recorded in income. The fair value measurements fall within Level 2 in the fair value hierarchy, using significant other observable inputs. The measurement was based on the income approach technique. Inputs used to determine the fair value include prevailing market spot rates and forward points. In addition, from time to time the Company may selectively hedge firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced equipment.

As of June 29, 2013 and December 29, 2012, the Company was a party to approximately 40 outstanding foreign currency derivative instruments. The following table is a summary of the Company’s primary hedging positions and corresponding net fair values held:

	June 29, 2013		December 29, 2012
Currency Hedged	Gross Notional Value	Net (Liability) Asset	Gross Notional Value	Net Asset (Liability)
Euro / U.S. Dollar	$79.5	$(0.4)	$71.3	$0.3
Euro / Great Britain Pound	63.4	0.2	27.5	(0.5)
Euro / Japanese Yen	17.3	(2.0)	19.7	(1.9)
Euro / Russian Ruble	16.4	0.3	27.6	(0.1)
U.S. Dollar / Japanese Yen	13.3	—	19.6	—
U.S. Dollar / Canadian Dollar	1.9	—	5.8	—
All others, less than $5 individually	28.4	(0.2)	34.6	—

	$220.2	$(2.1)	$206.1	$(2.2)

Summary of Non-Designated Derivative Instrument Losses The following table presents the net gains (losses) associated with foreign currency derivative instruments not designated as cash flow hedges on the Statements of Income:

	Quarter Ended		Six Months Ended
Caption on Statements of Income	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Foreign currency, net	$0.6	$2.1	$(0.8)	$(0.7)

6.	PROVISION FOR INCOME TAXES

	Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Earnings (Loss) before Income Taxes and Equity in Losses of Equity Method Investee	$13.4	$(56.1)	$28.5	$(28.5)
Provision for (Benefit from) Income Taxes	16.6	(82.4)	21.9	(65.0)
Effective Tax Rate	124.1%	146.8%	76.9%	228.1%

Effective Tax Rate The differences between the effective tax rates above and the income tax computed by applying the statutory U.S. Federal income tax rate of 35.0 percent to Income before Income Taxes and Equity in Losses of Equity Method Investee continue to be primarily attributable to losses for which no tax benefit could be recorded, and the geographic mix of income before taxes from operations outside the United States and the related tax rates in those jurisdictions.

The second quarter ended June 29, 2013 reflects a discrete tax benefit of $5.2 related to the Wilmington settlement (See Note 14 — Other Matters, Material Tax Litigation). This settlement includes: (i) $39.5 of tax, penalties and interest payable in 2013 and (ii) $44.7 of net deferred tax benefit, including the estimated valuation allowance impact, to account for applying certain settlement concessions agreed to by the Company, and unwinding the Wilmington structure. In addition, the deferred tax adjustments referenced above impact the valuation allowance requirements associated with the current year financial activity and this impact is reflected in the annual ordinary effective tax rate. The full year estimated impact of the settlement is expected to be $30.3, of which $10.7 has been recorded in the quarter ended June 29, 2013.

The quarter ended June 29, 2013 also reflects (i) a discrete tax charge of $5.6 related to the write-off of a prepaid asset associated with deferred charges on intercompany profit, (ii) a discrete tax charge of $5.1 related to the tax effect of equity compensation computed using the tax law ordering methodology with a corresponding tax benefit recorded to APIC, and (iii) a discrete tax benefit of $0.3 ($3.8 year-to-date), related to a decrease in valuation allowance, which was recorded in connection with the TPV acquisition (see Note 1 — Acquistions and Licensing Agreements).

The second quarter and six months ended June 30, 2012 both reflect a discrete tax benefit of $18.2, which was recorded in order to recognize the Company’s deferred tax assets at their net realizable value. This change in net realizable value relates to an increase of projected future income in the United States as a result of the acquisition of ISTA Pharmaceuticals (see Note 1 — Acquisitions and Licensing Agreements).

Unrecognized Tax Benefits The Company had $36.1 and $34.9 of unrecognized tax benefits as of June 29, 2013 and December 29, 2012, respectively. The year-to-date increase in unrecognized tax benefits was primarily attributable to the uncertain tax positions recorded through purchase accounting in connection with the acquisition of TPV. The Company believes it is reasonably possible that, due to the conclusion of audits and the expiration of statutes of limitation anticipated within the next 12 months, $3.7 of its previously unrecognized tax benefits, primarily related to international uncertain tax positions, may become recognized, resulting in an impact to the effective tax rate.

Based on the outcome of ongoing examinations, tax litigation, settlements, or as a result of changes in tax law, it is reasonably possible that the unrecognized tax benefits for uncertain tax positions will materially change from those which are recorded as of June 29, 2013. In addition, the outcome of these proceedings may impact the reported amount of certain deferred tax assets (such as net operating losses or tax credits) and related valuation allowance, if any. Based on the number of tax years currently under examination by the respective taxing authorities, the Company anticipates that several of these audits may be finalized in the foreseeable future. However, based on the current status of these examinations, and the protocol for finalizing audits by the respective taxing authorities, which may include formal legal proceedings, it is not possible to estimate the impact that changes in these examinations will have on the amounts recorded as unrecognized tax benefits. There have been no significant changes to the status of these examinations during the quarter ended June 29, 2013.

7.	EMPLOYEE BENEFITS

The Company’s benefit plans, which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, a participatory defined benefit postretirement plan and defined contribution plans. The following table provides the components of net periodic benefit cost for the Company’s defined benefit pension plans and postretirement benefit plan for the quarters and six months ended June 29, 2013 and June 30, 2012:

	Pension Benefit Plans
	U.S. Plan		Non-U.S. Plans		Postretirement Benefit Plan
	Quarter Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Service cost	$0.1	$0.1	$0.7	$0.6	$0.6	$0.3
Interest cost	2.4	2.6	1.9	1.9	0.8	1.1
Expected return on plan assets	(3.4)	(2.9)	(1.6)	(1.3)	(0.2)	(0.3)
Amortization of prior service cost	—	—	—	—	(1.3)	(1.2)
Amortization of net loss	1.7	2.1	3.0	2.0	0.7	1.1
Settlements [1]	—	—	—	0.3	—	—

Net periodic benefit cost	$0.8	$1.9	$4.0	$3.5	$0.6	$1.0

	Pension Benefit Plans
	U.S. Plan		Non-U.S. Plans		Postretirement Benefit Plan
	Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Service cost	$0.2	$0.2	$1.5	$1.2	$1.2	$0.6
Interest cost	4.8	5.2	3.8	3.9	1.6	2.2
Expected return on plan assets	(6.8)	(5.8)	(3.2)	(2.7)	(0.4)	(0.6)
Amortization of prior service cost	—	—	—	—	(2.6)	(2.4)
Amortization of net loss	3.4	4.2	6.2	2.3	1.4	2.2
Settlements [1]	—	—	—	0.3	—	—

Net periodic benefit cost	$1.6	$3.8	$8.3	$5.0	$1.2	$2.0

[1]	The 2012 settlement loss represents losses recognized for a non-U.S. plan with settlements exceeding the sum of the service cost and interest cost components of net periodic benefit cost.

Defined Contribution Plans Total Company costs associated with the U.S. defined contribution plan were $7.6 and $18.8 for the quarter and six months ended June 29, 2013, respectively, and $6.9 and $16.6 for the comparable periods in 2012. Total Company costs associated with the non-U.S. defined contribution plan were $3.4 and $6.9 for the quarter and six months ended June 29, 2013, respectively, and $3.5 and $7.1 for the comparable periods in 2012.

8.	EMPLOYEE STOCK PLANS

The Company accounts for its share-based compensation plans in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.

The fair value of the common stock underlying the following equity awards was determined using both a discounted cash flow method (DCF), an income approach, and the guideline company method (GPC), a market approach. The results of the DCF method and the GPC method were averaged on an equal weight basis and then discounted for lack of marketability. The resulting fair value was then divided by outstanding shares to arrive at the fair value per common share.

Special Performance Award

In February 2013, the Company granted a special equity award in the form of 117,500 special performance stock options and 117,500 time-based stock options to a key executive. Compensation cost for time-based stock options is recognized on a straight-line basis over the three-year vesting period. Unrecognized stock compensation expense related to the nonvested portion of this award is approximately $1.8. The special performance award will vest subject to a requisite service period and the achievement of several performance goals. The grant date fair value of $43.25 per share was based on the market value of the Company’s stock on the grant date. The Company will recognize compensation cost for this award over the requisite service period if and when the Company concludes that it is probable that the performance conditions will be achieved. As of June 29, 2013, no compensation cost was recognized with respect to the performance stock options.

Restricted Stock Award

In February 2013, the Company also granted a special equity award in the form of 116,000 restricted shares of the Company’s common stock and 175,000 time-based stock options. Compensation cost for time-based stock options is recognized on a straight-line basis over the three-year vesting period. Unrecognized stock compensation expense related to the nonvested portion of this award is approximately $2.7. The restricted stock award will vest over a period of three years (33.3 percent on the anniversary of the grant date each year) subject to earlier vesting upon the occurrence of both (i) a Change in Control and (ii) the date on which the Grantee’s employment terminates (subject to certain conditions). The grant date fair value of $43.25 per share was based on the market value of the Company’s stock on the grant date. Compensation cost is recognized on a straight-line basis over the expected vesting period. As of June 29, 2013, $0.6 of equity-based compensation cost was recognized for this award, and there was approximately $4.4 of unrecognized compensation cost related to the non-vested award, which is expected to be recognized over a period of approximately three years.

March 2013 Dividend

On March 15, 2013, the Company’s board of directors declared a cash dividend of $7.40 per share on its outstanding common stock (the “March 2013 Dividend”). In connection with the March 2013 Dividend, the Company modified certain stock-based compensation awards held by current and former employees and directors of the Company, including (i) by making a cash payment in respect of, and adjusting the exercise price of, certain vested time-based stock options, (ii) by reducing the exercise price of all other stock options and (iii) in respect of the outstanding restricted stock by adjusting the market-based vesting condition and paying dividends subject to the underlying vesting conditions. Cash payments related to the modified stock-compensation awards totaled $12.1. Amounts related to the restricted stock grants of $3.2 were unpaid as of June 29, 2013. There was no incremental cost of the make-whole modification of time-based and performance-based stock options and restricted stock.

The following actions were taken to adjust the stock options outstanding and the restricted stock grants:

Time-Based Stock Options A cash payment of $3.70 per option was made for each time-based stock option that was vested and exercisable as of March 15, 2013 with respect to the named executive officers and other active employees, but not with respect to former employees. For the unvested portion of each such stock option, and for each other stock option held by a named executive officer, current or former employee, the exercise price per share was reduced by $7.40.

Performance-Based Stock Options The exercise price of each performance-based FEP stock option was reduced by $7.40 and each performance-based FEP stock option was cancelled effective with respect to the named executive officers and other active employees, but not with respect to former employees, as of March 21, 2013. In connection with such cancellation, a minimum cash payment will be made to performance-based stock option holders, who are executive officers and/or active employees, per the Merger Agreement.

Operations Leadership Team Action Agenda Incentive Plan (OLTAAIP) Stock Options For each OLTAAIP stock option, the per share exercise price was reduced by $7.40.

Restricted Stock Award A cash dividend of $7.40 per share will be paid for each share of restricted stock, subject to, in the same proportion as, and at the time of the vesting of such restricted stock and a market-based vesting condition as applicable, will be adjusted by reducing the fair market value threshold by $7.40.

9.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company considers Adjusted EBITDA an indicator of the operational strength and performance of its business. Adjusted EBITDA is included because it is a key financial measure used by management to internally measure the Company’s operating performance and assess its ability to incur additional debt and meet liquidity requirements.

Costs associated with support functions that are not directly associated with one of the three business segments, such as certain manufacturing, research and development and administrative expenses, including corporate, are not allocated to or included in segment results.

Business Segment

The following table presents sales by business segment for the quarters and six months ended June 29, 2013 and June 30, 2012:

	Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net Sales:
Pharmaceuticals	$366.9	$325.9	$690.0	$625.9
Vision Care	292.8	315.1	589.8	616.7
Surgical	152.1	129.6	295.6	254.2

	$811.8	$770.6	$1,575.4	$1,496.8

The following table presents Segment Adjusted EBITDA and a reconciliation to net income.

	Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Adjusted EBITDA:

Pharmaceuticals	$139.5	$113.1	$250.8	$210.3
Vision Care	85.7	93.2	172.9	181.8
Surgical	8.4	24.4	27.6	41.1

Segment Adjusted EBITDA	$233.6	$230.7	$451.3	$433.2
Other, including support functions and corporate	(65.9)	(61.4)	(135.2)	(127.4)
Stock-based compensation [1]	(4.9)	(3.8)	(9.9)	(8.7)
Other Significant Items:
Business realignment and exit activities [2]	(0.2)	(1.0)	0.1	(4.0)
Acquisition accounting adjustments [3]	(4.2)	(5.0)	(3.9)	(5.3)
Asset impairment charges [4]	—	—	(5.0)	—
Other Adjustments:
Product liability and litigation expenses [5]	(0.4)	(63.0)	(0.9)	(64.5)
Acquisition related costs [6]	(0.1)	(15.9)	(2.1)	(17.8)
Licensing milestone [7]	(1.8)	—	(2.8)	(10.0)
Fees associated with initial public offering [8]	(4.2)	—	(6.1)	—
Legal judgment related to Brazil distributor termination [9]	—	—	—	3.0
Other, net [10]	(2.5)	(0.4)	(3.3)	(0.6)
Net (income) loss attributable to noncontrolling interest	2.0	0.3	1.4	1.4
Depreciation and amortization	(64.3)	(54.3)	(128.0)	(106.1)

Operating Income	87.1	26.2	155.6	93.2
Interest expense and other financing costs	(70.7)	(80.9)	(125.9)	(120.4)
Interest and investment income	1.0	0.4	3.0	1.9
Foreign currency, net	(4.0)	(1.8)	(4.2)	(3.2)
(Provision for) Benefit from income taxes	(16.6)	82.4	(21.9)	65.0
Equity in losses of equity method investee	—	(6.0)	(7.4)	(11.1)

Net (loss) income	$(3.2)	$20.3	$(0.8)	$25.4

[1]	Represents stock-based compensation expense recognized under FASB ASC Topic 718 Compensation—Stock Compensation.
[2]	Includes exit activity (reversals) charges of $(0.2) and (0.6) in the quarter and six months ended June 29, 2013, respectively, and $(0.1) and $1.4 in the quarter and end six months ended June 30, 2012, respectively. Also includes other expenses for business realignment initiatives benefitting ongoing operations of $0.4 and $0.5 in the quarter and six months ended June 29, 2013, respectively, and $1.1 and $2.6 in the quarter and six months ended June 30, 2012, respectively.
[3]	Represents the increase in cost of goods sold as a result of the step-up of inventory to fair market value recorded in connection with the Waicon, ISTA and TPV acquisitions. The Waicon and ISTA inventory that was revalued was sold in 2012. The TPV inventory that was revalued will primarily be sold in 2013. The 2013 amount also includes a $3.4 gain related to the Company’s acquisition of the remaining unowned shares of TPV. See Note 1 — Acquisitions and Licensing Agreements.
[4]	Represents charges associated with the write-down of investments in equity securities using the cost method of accounting.
[5]	Represents expenses associated with product liability cases related to the 2006 MoistureLoc product recall and the cost of actual MoistureLoc claims settled (net of insurance recoveries); and expenses associated with the legal proceedings, including the Wilmington Partners matter, the Rembrandt arbitration and certain governmental investigations, described in Note 14 — Other Matters.
[6]	Represents costs associated with the acquisition and integration of Waicon, ISTA and TPV, including severance, integration costs and professional fees, as well as a reversal of $0.9 income recorded in the second quarter of 2013 to true-up a litigation accrual originally recorded as part of the ISTA opening balance sheet to reflect the settlement reached with the U.S. government described in Note 14 — Other Matters.
[7]	The 2013 amounts relate to payment of development milestones associated with the development of a technology to treat ocular redness. The 2012 year-to-date amount represents payment of a development milestone to NicOx upon publication of favorable results of a Phase 2b clinical study related to latanoprostene bunod, a development stage drug compound for which the Company has global rights from NicOx. The 2013 amount relates to payment of a development milestone associated with development of a technology to treat ocular redness. GAAP requires such payments to be expensed to research and development expense, up until the time a product is approved for commercial sale, after which time such milestone payments are capitalized as intangible assets and amortized.
[8]	Represents expenses, mainly professional fees, associated with a planned initial public offering of stock that did not occur.
[9]	Represents income recorded upon the reversal of a 2011 legal judgment associated with our termination of a distributor in Brazil, which was partially overturned on appeal in the first quarter of 2012.

[10]	Represents non-cash losses associated with the retirement of fixed assets and other individually immaterial items.

Geographic Region Net sales in markets outside the United States totaled $479.4 in the second quarter of 2013 and $469.0 in the second quarter of 2012. Net U.S. sales totaled $332.4 in the second quarter of 2013 and $301.6 in the second quarter of 2012.

Net sales in markets outside the United States totaled $927.0 in the six months ended June 29, 2013 and $917.7 in the six months ended June 30, 2012. Net U.S. sales totaled $648.4 in the six months ended June 29, 2013 and $579.1 in the six months ended June 30, 2012.

No single non-U.S. country, or single customer, generated more than 10 percent of total product net sales during the second quarters or first six months of either 2013 or 2012.

10.	COMMITMENTS AND CONTINGENCIES

Subsidiary Debt Guarantees The Company guarantees in writing for its subsidiaries certain indebtedness used for working capital and other obligations. Those written guarantees totaled approximately $907.9 and $913.9 at June 29, 2013 and December 29, 2012, respectively. The written guarantees are principally attributed to the Company’s guarantee of a euro-denominated senior secured term loan facility on behalf of its Dutch subsidiary and its guarantee of a bank loan on behalf of its Japanese subsidiary. Outstanding balances under the guaranteed debt facilities were $636.5 and $647.2 at June 29, 2013 and December 29, 2012, respectively. From time to time, the Company may also make verbal assurances with respect to indebtedness of its subsidiaries under certain lines of credit or other credit facilities, also used for working capital.

Letters of Credit The Company had outstanding standby letters of credit totaling approximately $18.6 and $30.4 at June 29, 2013 and December 29, 2012, respectively, on behalf of various subsidiaries. Additionally, outstanding standby letters of credit totaling approximately $28.5 at June 29, 2013 and December 29, 2012 were in place to ensure payment of possible workers’ compensation, product liability (exclusive of the MoistureLoc product liability1) and other insurance claims. At June 29, 2013 and December 29, 2012, the Company had recorded liabilities of approximately $10.5 and $9.6, respectively, related to workers’ compensation, product liability (exclusive of the MoistureLoc product liability1) and other insurance claims.

[1]	Letters of credit are not necessary due to the corresponding insurance recovery asset as described in Note 14 — Other Matters, Product Liability Lawsuits.

11.	SUPPLEMENTAL BALANCE SHEET INFORMATION

	June 29, 2013	December 29, 2012
Inventories
Raw materials and supplies	$107.1	$84.5
Work in process	28.9	18.3
Consigned inventory	14.5	13.0
Finished products	229.8	201.6

	$380.3	$317.4

	June 29, 2013	December 29, 2012
Property, Plant and Equipment, net
Land	$47.6	$47.6
Buildings	397.3	391.1
Machinery and equipment	799.4	749.2
Leasehold improvements	37.9	34.4
Equipment on operating lease	26.2	23.4

	1,308.4	1,245.7
Less accumulated depreciation	(561.0)	(527.1)

	$747.4	$718.6

Reserve balances included in Accrued Liabilities on our Balance Sheets are as follows:

	June 29, 2013	December 29, 2012
Chargebacks	$23.2	$29.2
Discounts and other contractual adjustments	158.4	157.5
Returns	54.2	54.3

	$235.8	$241.0

12.	EQUITY

On March 15, 2013, the Company’s board of directors declared a cash dividend of $7.40 per share on the Company’s outstanding common stock, resulting in total distributions to its stockholders of $772.4.

The following table summarizes the change in the components of Accumulated Other Comprehensive Loss (AOCL) balance for the periods presented (all amounts are presented net of tax):

	Currency Translation Adjustment	Minimum Additional Pension Liability [1]	Total Accumulated Other Comprehensive Loss (AOCL)
Balance at December 29, 2012	$(37.6)	$(170.5)	$(208.1)
Other comprehensive (loss) income before reclassifications	(35.2)	0.6	(34.6)
Amounts reclassified from AOCL	—	6.2	6.2

Net change in other comprehensive (loss) income	(35.2)	6.8	(28.4)

Balance at June 29, 2013	$(72.8)	$(163.7)	$(236.5)

[1]	For additional information about pension plans, refer to Note 7 — Employee Benefits.

13.	NEW ACCOUNTING GUIDANCE

Recently Adopted

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), which finalizes the requirements of ASU 2011-05 that were deferred by ASU 2011-12. ASU 2013-02 clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. The Company is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2012 and early adoption is permitted. The Company adopted this guidance in the first quarter of 2013. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Not Yet Adopted

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force), which clarifies the applicable guidance for a parent company’s accounting for the release of the cumulative translation adjustment into net income upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. This guidance also clarifies that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity (that is, irrespective of any retained investment) and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date. ASU 2013-05 is effective for fiscal years and interim periods within those years beginning after December 15, 2013 on a prospective basis, and early adoption is permitted. The Company is evaluating the potential impact that the adoption of ASU 2013-05 will have on its consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to eliminate diversity in practice. Topic 740, Income Taxes, does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new standard provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. ASU 2013-11 is effective for fiscal years and interim periods within those years beginning after December 15, 2013 on a prospective basis, and early adoption is permitted. The Company is evaluating the potential impact that the adoption of ASU 2013-11 will have on its consolidated financial statements.

14.	OTHER MATTERS

Legal Proceedings

The Company has been involved as a party in a number of material legal proceedings or investigations, including governmental investigations, tax litigation, product liability litigation, including lawsuits related to the MoistureLoc recall initiated in 2006, and breach of contract disputes. The Company intends to defend itself in all of these matters. See further discussion below.

ISTA Investigation

In April 2008, ISTA Pharmaceuticals, Inc. (ISTA), a company we acquired in 2012, received a series of Grand Jury Subpoenas from the office of the United States Attorney for the Western District of New York requesting information relating primarily to ISTA’s marketing and promotion of Xibrom. In October 2011, ISTA, and some of its officers and current and former employees received correspondence from the government identifying them as targets of an ongoing Department of Justice (DOJ) criminal investigation into ISTA’s marketing and promotional practices. Parallel civil DOJ investigations also commenced and these investigations focused on potential violations of civil and/or criminal laws, including the Federal False Claims Act, the Food, Drug and Cosmetic Act, and the Anti-Kickback Statute. In addition, two related qui tam complaints were brought against ISTA. Bausch & Lomb had no involvement in the alleged events that are the focus of the government’s investigations, but on June 6, 2012, Bausch & Lomb acquired ISTA and therefore assumed responsibility for the matter. We executed tolling agreements to allow cooperation and discussions regarding resolution. ISTA executed indemnification agreements with each of the individuals under investigation, and each of these individuals executed a corresponding undertaking agreement. The Company cooperated fully with the government’s investigations and on May 24, 2013, ISTA reached agreement with the U.S. government to resolve and conclude all civil and criminal allegations against it. In connection with the settlement, ISTA pled guilty to charges of Conspiracy to Introduce a Misbranded Drug in Interstate Commerce with Intent to Defraud and Mislead and Conspiracy to Violate the Anti-Kickback Statute. As part of the settlement, ISTA paid approximately $34 in civil and criminal fines, including interest and attorney’s fees. In addition, ISTA will be prohibited from participating in federal healthcare programs such as Medicare and Medicaid. However, former ISTA products, such as Bromday, Bepreve, Istalol and Vitrase, have been transferred to the Company and will continue to be eligible for reimbursement under those programs. The liabilities assumed in connection with the acquisition of ISTA had included an estimated fair value of the loss contingency of $35.0. See Note 1 — Acquisitions and Licensing Agreements for further discussion.

MoistureLoc Product Liability Lawsuits

As of July 19, 2013, the Company has been served or is aware that it has been named as a defendant in approximately 324 currently active product liability lawsuits (some with multiple plaintiffs) pending in a New York State Consolidated Proceeding described below as well as certain other U.S. state courts on behalf of individuals who claim they suffered personal injury as a result of using a contact lens solution with MoistureLoc. The Company has also received a small number of unfiled claims of injury which are not included within totals for currently active lawsuits.

Two consolidated cases were established to handle MoistureLoc claims. First, on August 14, 2006, the Federal Judicial Panel on Multidistrict Litigation created a coordinated proceeding in the Federal District Court for the District of South Carolina. Second, on January 2, 2007, the New York State Litigation Coordinating Panel ordered the consolidation of cases filed in New York State, and assigned the coordination responsibilities to the Supreme Court of the State of New York, New York County. There are approximately 320 currently active non-fusarium cases pending in the New York Consolidated Proceeding.

On July 15, 2009, the New York State Supreme Court overseeing the New York Consolidated Proceeding granted the Company’s motion to exclude plaintiffs’ general causation testimony with regard to non-fusarium infections, which effectively excluded plaintiffs from testifying that MoistureLoc caused non-fusarium infections. On September 15, 2011, the New York State Appellate Division, First Department, affirmed the Trial Court’s ruling. On February 7, 2012, the New York Court of Appeals denied plaintiffs’ additional appeal. Plaintiffs subsequently filed a motion to renew the trial court’s ruling, and the Company crossfiled a motion for summary judgment to dismiss all remaining claims. On May 31, 2013, the Trial Court denied Plaintiffs’ motion to renew, and granted the Company’s motion for summary judgment, dismissing all remaining non-fusarium claims. On June 28, 2013, Plaintiffs filed a Notice of Appeal to the Trial Court’s ruling.

All matters under jurisdiction of the coordinated proceedings in the Federal District Court for the District of South Carolina have been dismissed, including individual actions for personal injury and a class action purporting to represent a class of consumers who suffered economic claims as a result of purchasing a contact lens solution with MoistureLoc.

As of July 19, 2013, the Company has settled approximately 629 cases in connection with MoistureLoc product liability suits. All U.S. based fusarium claims have now been resolved and less than five fusarium claims involving claimants outside of the United States remain pending. Based on this settlement experience, the Company’s Balance Sheets include an additional liability and a corresponding insurance recovery asset which were less than one percent of the Company’s total current liabilities as of June 29, 2013 and December 29, 2012.

The insurance recovery asset has been recorded following an assessment of (1) the Company’s available product liability insurance coverage, (2) reservations of rights raised by the carriers under such policies, (3) experience to date in working with insurance carriers in the resolution and payment of claims, and (4) third-party assessments as to the solvency of such carriers and their ability to support payment of claims against the underlying policies. The Company could in future periods incur judgments or enter into settlements that individually or in the aggregate could have a material adverse effect on its results of operations and financial condition in any such period.

Material Tax Litigation

The Company has been engaged in proceedings with the IRS concerning certain transactions relating to Wilmington Partners and their respective corporate partners. On May 12, 2006, the IRS issued a Notice of Final Partnership Administrative Adjustment (“FPAA”) to Wilmington Partners for its two taxable periods that ended during 1999. The IRS disallowed losses that were reported in connection with the transactions referenced above, including losses carried back to taxable year 1998 and carried forward to taxable years 2001 through 2004, and asserted that the Company should have reported additional gains.

The Company settled the litigation matters with the IRS on May 30, 2013. As a condition to settlement, the Company unwound the Wilmington Partners structure by (i) repaying intercompany notes owed to Wilmington Partners and (ii) liquidating Wilmington Partners into its corporate partners. This settlement includes: (i) $39.5 of tax, penalties and interest payable in 2013 and (ii) $44.7 of net deferred tax benefit, including the estimated valuation allowance impact, to account for applying certain settlement concessions agreed to by the Company, as well as unwinding the Wilmington structure. The full year estimated impact of the settlement is expected to be $30.3, of which $10.7 has been recorded in the quarter ended June 29, 2013.

Rembrandt Arbitration

In October 2007, the Company entered into a Master Agreement with Rembrandt Vision Technologies LP (Rembrandt) in settlement of a prior patent infringement litigation in which Rembrandt had alleged that the Company’s PureVision contact lenses, and certain CIBA Vision Corporation products, had infringed a Rembrandt patent. In March 2009, Rembrandt terminated the Master Agreement and subsequently filed a demand for arbitration, alleging a breach of its terms. An arbitration panel issued a decision on January 6, 2011, finding that it breached or potentially breached certain terms of the Master Agreement. A partial final award was rendered on July 31, 2012 in the amount of $62.0, plus $10.3 of interest expense. In December 2012, the matter was settled for $68.5, representing $58.4 of damages and $10.1 of interest. The settlement was paid in January 2013.

Subpoenas from the New York Office of Inspector General for the U.S. Department of Health and Human Services

On June 29, 2011, the Company received a subpoena from the New York Office of Inspector General for the U.S. Department of Health and Human Services regarding payments and communications between Bausch & Lomb and medical professionals related to its pharmaceutical products Lotemax and Besivance. The government has indicated that the subpoena was issued in connection with a civil investigation, and the Company is cooperating fully with the government’s investigation. The Company believes it has complied with all relevant laws and has produced certain documents in response to the subpoena. The Company has been made aware that one former Bausch & Lomb employee was interviewed in March 2012 by the government. The Company has heard of no additional activity at this time, and whether the government’s investigation is ongoing or will result in further requests for information is unknown. The Company will continue to work with the U.S. Attorney’s Office regarding the scope of the subpoena and any additional specific information that may be requested. The Company’s liability in this matter, if any, is unknown.

General Litigation Statement

From time to time, the Company is engaged in, or is the subject of, various lawsuits, claims, investigations and proceedings, including product liability, patent, trademark, commercial and other matters, in the ordinary course of business. In addition to pending litigation matters, the Company may from time to time learn of alleged non-compliance with laws or regulations or other improprieties through compliance hotlines, communications by employees, former employees or other third parties, as a result of its internal audit procedures, or otherwise.

The Company operates in various countries and is subject to local laws and regulations. From time to time, local governmental agencies make inquiries or conduct investigations relating to the Company’s local business or business practices. One or more of these inquiries or investigations could result in fines or other remedies. As of June 29, 2013, no reserve has been established.

15.	SUBSEQUENT EVENT

Subsequent events have been evaluated through October 18, 2013, the date the Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries Financial Statement were available to be issued.